Exhibit 10.58

MetLife, Inc.

Board of Directors

December 13, 2011

ON MOTION, it was RESOLVED that the Board of Directors approved the following resolution:

(1)	That the Annual Variable Incentive Plan (“AVIP”) awards for 2012 performance shall constitute Cash-Based Awards under the MetLife, Inc. 2005 Stock and Incentive Compensation Plan (the “Stock and Incentive Plan”);

(2)	That the measures to be used to determine performance results for establishing the amount to be available for payment of awards under AVIP for 2012 performance (the “2012 Available Amount”) are approved in all respects substantially in the form described in the memorandum presented to the Board and filed with the records of the meeting, subject to Committee discretion to increase or decrease the 2012 Available Amount;

(3)	That the 2012 Section 162(m) Goals shall be of the following:

(a)	Positive Company income from continuing operations before provision for income tax, excluding net investment gains (losses) (determined in accordance with Section 3(a) of Article 7.04 of SEC Regulation S-X), which includes total net investment gains (losses) and net derivatives gains (losses), as presented in the financial statements in the Company’s Annual Report on Form 10-K for 2010, for 2012.

(b)	Positive MetLife, Inc. Proportionate Total Shareholder Return, as defined for MetLife, Inc. in Section 1(d)(2) of the form of Management Performance Share Agreement used for awards for the 2011-2013 Performance Period (the “Performance Share Agreement”), for 2012.

(4)	That the Chief Executive Officer of the Company (“CEO”) and each other member of the Company’s Executive Group shall be eligible for an AVIP award for 2012 of $10 million if any one or more of the 2012 Section 162(m) Goals is met; provided, however, that the Committee shall retain the ability, in its discretion, to reduce the amount of the award payable (including reducing the amount payable to zero) based on such factors or considerations that the Committee shall deem appropriate, including but not limited to the amounts that would have been payable to the CEO or other member of the Company’s Executive Group, respectively, under the methodology applicable to other employees under AVIP;

(5)	That if the Company does not meet any of the 2012 Section 162(m) Goals, neither the CEO nor any of the other members of the Company’s Executive Group shall be eligible for any AVIP award for 2012, with the exception of any AVIP award that has been guaranteed in writing with the previous approval of the Committee or Board of Directors; and

(6)	That the Officers of the Company be and hereby are authorized, in the name and on behalf of the Company, to (a) take or cause to be taken any and all such further actions and to prepare, execute and deliver or cause to be prepared, executed and delivered, and where necessary or appropriate, file or cause to be filed with the appropriate governmental authorities, all such other instruments and documents, including but not limited to all certificates, contracts, bonds, agreements, documents, instruments, receipts or other papers, (b) incur and pay or cause to be paid all fees and expenses and (c) engage such persons, in each case as such Officer shall in that Officer’s judgment determine to be necessary or appropriate to carry out fully the intent and purposes of the foregoing resolutions and each of the transactions contemplated thereby.